EXHIBIT 5.1
17 August 2010
MakeMyTrip Limited
Rogers House
5 President Kennedy Street
Port Louis
Mauritius
Dear Sirs,
MakeMyTrip Limited (the “Company”)
We have acted as special Mauritius legal counsel to the Company in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the United States Securities Act of 1933, as amended, of an amount of ordinary shares of par value US$0.0005 each in the capital of the Company (the “Shares”) for issuance pursuant to the following plans (the “Plans”):
(i)	Amended and Restated MakeMyTrip.com 2001 Equity Option Plan (as adopted on 12 January 2001 and amended on 12 June 2009 and amended and restated on 25 May 2010 and amended on 15 July 2010); and

(ii)	MakeMyTrip 2010 Share Incentive Plan (as adopted by the Company on 25 May 2010).
For the purposes of giving this opinion, we have examined a copy of the Plans and the corporate resolutions of the Company in connection with the Plans and the issue by the Company of options to purchase the Shares pursuant thereto, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Mauritius, which would have any implication in relation to the opinions expressed herein, (d) that the Shares will be issued in accordance with the Plans and the resolutions authorising the issue, and (e) that upon issue of any Shares by the Company pursuant to the Plans, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Mauritius. This opinion is to be governed by and construed in accordance with the laws of Mauritius and is limited to and is given on the basis of the current law and practice in Mauritius. This opinion is issued for the purposes of the filing of the Registration Statement.
On the basis of and subject to the foregoing, we are of the opinion that
1.	When issued, sold and paid for in the manner contemplated by the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors of the Company have delegated their powers with respect to administration of the Plans in accordance with the Companies Act 2001 of Mauritius) and the appropriate entries are entered in the Register of Members of the Company in respect of the share issuance, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”), or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman (Mauritius) Limited